Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results of Stockholder Votes At Annual Meeting

All Proposals Approved, Including Authorization to Sell Shares in a Private Placement

LOS ANGELES, CA — (BUSINESS WIRE) — September 18, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported that the Company’s stockholders elected three directors — Albert Maddox, Daniel Medina and Virgil Roberts and approved all of the proposals presented at the Company’s Annual Meeting held on September 17, including the proposals to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of non-voting Common Stock to 25,000,000 shares, authorize the Company to sell up to 9,000,000 shares of Common Stock in a private placement, and authorize the Company to sell shares to certain directors, an executive officer and the Broadway Federal Bank, f.s.b. Employee Stock Ownership Plan as part of the private placement.

The shares to be sold in the private placement are expected to consist of approximately 1,856,229 shares of voting Common Stock and 6,973,320 shares of non-voting Common Stock, which will be sold at a price of $1.10 per share, which will generate approximately $9.7 million in gross proceeds.   The placement will be consummated concurrently with the completion of a negotiated extension of the maturity of the Company’s outstanding Floating Rate Junior Subordinated Debentures (the “Debentures”) from March 17, 2014 to March 17, 2024 on the terms previously announced, which is subject to receipt of written non-objection from the Federal Reserve Board (the “FRB”) and certain other conditions.  There is no assurance that such conditions will be satisfied and, therefore, no assurance that the Company will be able to consummate the private placement or the extension of the maturity of the Debentures.

Chief Executive Officer, Wayne Bradshaw stated, “We are pleased to report that stockholders overwhelmingly supported our proposals presented at the Annual Meeting this week, in particular the proposals to amend our Certificate of Incorporation to increase the number of authorized shares of non-voting Common Stock and authorize the Company to issue shares of voting and non-voting Common Stock in the proposed private placement.  We are working with our regulators at the FRB to obtain approval to consummate the extension of the maturity of the Debentures, which will also allow us to close the placement.  Upon consummation of these transactions, we will have completed the restructuring of the Company’s balance sheet, enhanced the liquidity of the Company and positioned the Bank for growth.

We believe that our streamlined balance sheet, which will have substantially reduced debt, no outstanding preferred stock and a common equity base of almost $36 million, will enhance our ability to support profitable growth of the Bank.  We are continuing to rebuild our loan portfolio to grow net interest income, with a particular emphasis on loans to smaller multi-family residential properties that are managed by experienced owners who are committed to maintaining their properties and providing affordable housing to low-to-moderate income households throughout Southern California.

We wish to thank our stockholders again for their continued support, and we remain focused on continuing our efforts to resume growth for the Company and increase value for our stockholders.”

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Stockholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com